Exhibit 3.1

Section 11

(A) Annual Meetings.

(1)           At an annual meeting of the stockholders, only such nominations of persons for election to the Board shall be considered and such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations and other business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) brought before the meeting by or at the direction of the Board or (c) otherwise properly brought before the meeting by a stockholder who (x)(i) is a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time the notice provided for in paragraph (A) of this Section 11 is delivered to the secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the annual meeting of stockholders, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in paragraph (A) of this Section 11 or (y)(i) qualifies as an Eligible Holder (as defined in Section 15(C) of this ARTICLE II) and (ii) complies with the procedures set forth in such Section 15. Stockholders seeking to nominate persons for election to the Board must comply with this Section 11 or Section 15 of this ARTICLE II, as applicable, and this Section 11 shall not be applicable to nominations except as expressly provided in this Section 11. For nominations (other than nominations made pursuant to Section 15 of this ARTICLE II) or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing and in proper form to the secretary of the Corporation. To be timely, a stockholder’s notice relating to an annual meeting (other than a Nomination Notice, which must be delivered to the Corporation pursuant to Section 15 of this ARTICLE II) must be delivered to or mailed and received at the principal executive offices of the Corporation, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder (other than a Nomination Notice, which must be delivered to the Corporation pursuant to Section 15 of this ARTICLE II) must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding anything in this paragraph to the contrary, (i) solely for purposes of the annual meeting to occur in 2017, a stockholder’s notice relating to such annual meeting (other than a Nomination Notice, which must be delivered to the Corporation pursuant to Section 15 of this ARTICLE II) shall be timely if it is delivered to or mailed and received at the principal executive offices of the Corporation no later than the later of (x) the latest date as determined in accordance with the second preceding sentence and (y) February 17, 2017, and (ii) in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by paragraph (A) of this Section 11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.